Exhibit 99.1

LRAD® Corporation Reports Fiscal Third Quarter 2016 Financial Results

SAN DIEGO, CA – August 2, 2016 - LRAD Corporation (NASDAQ: LRAD), the world’s leading provider of acoustic hailing devices and advanced mass notification systems, today announced financial results for its fiscal third quarter ended June 30, 2016.

Fiscal Third Quarter 2016 Financial Summary

●	Revenues: Fiscal third quarter 2016 revenues totaled $5.0 million, compared to $3.5 million reported in the fiscal third quarter of 2015.

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Revenues increased 44% in the current quarter compared to the prior year’s quarter primarily due to the shipment of two orders into Southeast Asia - $1.1 million for public safety and $760,000 for navy vessels.

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Revenues were diversified regionally, with sales into 31 countries, and across applications including law enforcement, border and perimeter security, oil and gas, prisons, and U.S. and international militaries and military vehicles.

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Net Income/Loss: The Company reported net income of $277,000, or $0.01 per share, during the fiscal third quarter of 2016, compared to a net loss of $64,000, or $0.00 per share, during the fiscal third quarter of 2015.

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Operating expenses increased by $395,000 due to increased salaries, benefits and consulting primarily for business development personnel, increased recruiting costs primarily related to the Company’s CEO search, and increased sales commissions due to the revenue growth.

Nine Months Ended June 30, 2016 Financial Summary

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Revenues: Revenues for the nine months ended June 30, 2016 totaled $11.5 million, compared to $12.4 million reported during the same period of fiscal 2015. The decline was primarily due to delays in contract awards and the timing of customer orders and deliveries.

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Net Income/Loss: Net income for the nine months ended June 30, 2016 declined by $1.5 million to a net loss of $768,000, or $0.02 per share, from net income of $732,000, or $0.02 per share, reported during the same period in fiscal 2015. Non-recurring expenses of $897,000 for the settlement of a proxy contest initiated by a stockholder, severance costs for the CEO departure, and recruiting costs related to the search for a new CEO, were the primary reasons for the earnings variance.

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Balance Sheet: Cash and cash equivalents totaled $15.5 million at June 30, 2016, a decline from $18.3 million reported at September 30, 2015, primarily due to the use of $1.7 million for the repurchase of common stock, and $955,000 for the payment of cash dividends. Working capital totaled $22.8 million at June 30, 2016, compared to $25.6 million at September 30, 2015, primarily due to the aforementioned cash adjustments.

Select Operating and Business Highlights

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Announced a $237,000 LRAD 500X-RE systems and accessories follow-on order for the United States Army (“Army”) Rapid Equipping Force (“REF”). The REF utilizes current and emerging technologies to increase effectiveness, reduce risk and provide immediate solutions to the urgent challenges of globally deployed Army forces.

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Received orders for LRAD systems and accessories totaling over $607,000 for public safety and corrections facility applications in Asia and Latin America, and a $490,000 LRAD 1000Xi systems order for a Southeast Asian Coast Guard.

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Announced a $714,000 LRAD 1000X systems and accessories follow-on order for a Southeast Asian Navy, which is the latest in a series of orders from defense and maritime security forces equipping their fleets in this region with Long Range Acoustic Devices®.

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The LRAD RXL was awarded “Best Acoustic Hailing Service” by the Government Security News 2016 Airport, Seaport, Border Security Awards Program, and the LRAD DS-60 was named as a finalist in the “Best Mass Notification System” category.

“Our core business showed signs of improvement in the fiscal third quarter due to new and follow-on international order deliveries,” remarked General John G. Coburn (Ret.), Chairman of the Company’s Board of Directors. “With today’s appointment of Richard Danforth as the Company’s Chief Executive Officer, the Board has decided not to pay a dividend in order to give him time and flexibility to determine the best allocation of the Company's capital and resources. We are excited to work with him on maximizing LRAD's potential."

Webcast and Conference Call Details

Management will host a conference call to discuss fiscal third quarter 2016 financial results this afternoon at 4:30 p.m. E.T. To access the conference call, dial toll-free 888.567.1602, or toll/international at 862.255.5346. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/16175. A replay of the call will be available approximately four hours after the call concludes, and remain available for 90 days at the aforementioned webcast link. Questions to management may be submitted before or during the call by emailing them to: www.lradx.com.

About LRAD Corporation

Using advanced technology and superior voice intelligibility, LRAD Corporation’s proprietary Long Range Acoustic Devices® and revolutionary ONE VOICE® mass notification systems safely hail and warn, inform and direct, prevent misunderstandings, determine intent, establish large safety zones, resolve uncertain situations, and save lives. LRAD systems are in service in more than 70 countries around the world in diverse applications including mass notification and public address, fixed and mobile defense deployments, homeland, border, critical infrastructure, maritime, oil & gas, and port security, public safety, law enforcement and emergency responder communications, asset protection, and wildlife control and preservation. For more information, please visit www.lradx.com.

Forward Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2015. LRAD Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Company Contact

E. Brian Harvey

Director, Investor Relations and Capital Markets

858.753.8974

ebharvey@lradx.com

LRAD Corporation and Subsidiary

Consolidated Balance Sheets

(000's omitted)

	June 30,
	2016	September 30,
	(Unaudited)	2015

ASSETS
Current assets:
Cash and cash equivalents	$15,547	$18,316
Short-term marketable securities	2,333	1,252
Accounts receivable	2,547	2,116
Inventories, net	5,182	4,926
Prepaid expenses and other	581	566
Total current assets	26,190	27,176
Long-term marketable securities	2,048	3,047
Deferred tax assets	9,204	8,339
Property and equipment, net	507	472
Intangible assets, net	59	59
Prepaid expenses and other - noncurrent	438	579
Total assets	$38,446	$39,672

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,454	$704
Accrued liabilities	1,900	871
Total current liabilities	3,354	1,575
Other liabilities - noncurrent	157	148
Total liabilities	3,511	1,723
Total stockholders' equity	34,935	37,949
Total liabilities and stockholders' equity	$38,446	$39,672

LRAD Corporation and Subsidiary

Consolidated Statements of Operations

(000's omitted except share and per share amounts)

(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$5,042	$3,506	$11,466	$12,378
Cost of revenues	2,602	1,805	6,096	6,021
Gross profit	2,440	1,701	5,370	6,357

Operating expenses:
Selling, general and administrative	1,568	1,286	5,305	4,154
Research and development	632	520	1,791	1,567
Total operating expenses	2,200	1,806	7,096	5,721

Income (loss) from operations	240	(105)	(1,726)	636
Other income	30	32	95	89
Income (loss) from operations before income taxes	270	(73)	(1,631)	725
Income tax benefit	(7)	(9)	(863)	(7)
Net income (loss)	$277	$(64)	$(768)	$732

Net income (loss) per common share - basic and diluted	$0.01	$(0.00)	$(0.02)	$0.02
Weighted average common shares outstanding:
Basic	31,798,853	33,152,714	32,028,153	33,214,283
Diluted	31,798,853	33,847,965	32,028,153	33,816,805
Cash dividends declared per common share	$0.01	$-	$0.03	$-